Exhibit 10.1
FORM B – EXECUTIVE OFFICERS
WITHOUT EMPLOYMENT AGREEMENTS

NON–STATUTORY STOCK OPTION AGREEMENT

This Option Agreement is made and entered into by and between APOLLO GROUP, INC., an Arizona corporation (hereinafter referred to as the “Company”), and <NAME> (hereinafter referred to as “Employee”), as of <GRANT_DT> (which date is hereinafter referred to as the “Date of Grant”). If Employee is presently or subsequently becomes employed by a subsidiary of the Company, the term “Company” shall be deemed to refer collectively to Apollo Group, Inc. and the subsidiary or subsidiaries which employ the Employee.

RECITALS

A.    The Company has implemented the Apollo Group, Inc. 2000 Stock Incentive Plan, as amended and restated from time to time (the “Plan”), as an equity incentive program to encourage key employees and officers of the Company to remain in its employ and to enhance the ability of the Company to attract new employees whose services are considered valuable by providing them with an opportunity to acquire a proprietary interest in the success of the Company.

B.    The Compensation Committee of the Company’s Board of Directors (the “Committee”) has the authority to grant options pursuant to the Plan to certain officers and key employees of the Company in order to provide such individuals with an incentive to continue in the Company’s service.

C.    The Committee did authorize the grant of the Option evidenced by this Agreement to Employee on the Date of Grant in order to carry out the intent and purpose of the Plan in providing a substantial equity incentive to encourage the Employee to continue in the Company’s service and to contribute to its financial success.

NOW, THEREFORE, in consideration of the mutual covenants and conditions hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and Employee agree as follows:

1.    Grant of Option. Employee is hereby granted the right and option (the “Option”) to purchase an aggregate of <OPTIONS> shares of the Company’s Class A common stock (the “Option Shares”) under the Plan upon the terms and conditions set forth in this Agreement. The Option is a non–statutory option under the federal income tax laws and is not intended to be an incentive stock option subject to Section 422 of the Internal Revenue Code.

2.    Exercise Price. The price per share at which Employee shall be entitled to purchase the Option Shares pursuant to this Option shall be $<PRICE> (the “Exercise Price”). Such Exercise Price is equal to the Fair Market Value per share of the Company’s Class A common stock on the Date of Grant.

3.    Option Term. The Option hereby granted shall have a maximum term of __________ (___) years measured from the Date of Grant and shall accordingly expire at the close of business on <EXPIRATION DATE> (the “Expiration Date”), unless sooner terminated in accordance with Paragraph 5(b), 8 or 9 of this Agreement.

4.    Vesting Schedule.

(a)    The Option shall vest and become exercisable for the Option Shares as follows:____________________________, provided Employee continues in the Company’s employ through each such vesting date.  The foregoing vesting schedule shall constitute the Normal Vesting Schedule for the Option.  However, the Option may vest and become exercisable for the Option Shares on an accelerated basis in accordance with the special vesting acceleration provisions of Paragraph 5 or on a limited pro–rata basis in accordance with Paragraph 8(b).

(b)    As the Option vests and becomes exercisable for one or more installments of the Option Shares, those installments shall accumulate, and the Option shall remain exercisable for the accumulated installments until the Expiration Date or sooner termination of the option term under Paragraph 5(b), 8 or 9 of this Agreement.

5.    Change in Control.

(a)    Should a Change in Control occur during Employee’s period of employment with the Company but at a time when the Option is not otherwise fully vested and exercisable, then the Option shall automatically vest on an accelerated basis so that the Option shall, immediately prior to the effective date of such Change in Control, vest and become exercisable for all of the Option Shares at the time subject to the Option and may be exercised for any or all of those Option Shares as fully vested shares of Class A common stock.

(b)    Notwithstanding any provision to the contrary in this Agreement, the Option shall, immediately following a Change in Control, terminate and cease to be outstanding, except to the extent assumed by the successor corporation (or parent thereof) or otherwise continued in effect pursuant to the terms of the Change in Control transaction.

(c)    If the Option is assumed in connection with a Change in Control or otherwise continued in effect, then the Option shall be appropriately adjusted, immediately after such Change in Control, to apply to the number and class of securities into which the shares of Class A common stock subject to the Option would have been converted in consummation of such Change in Control had those shares actually been outstanding at the time. Appropriate adjustments shall also be made to the Exercise Price, provided the aggregate Exercise Price shall remain the same. To the extent the actual holders of the Company’s outstanding Class A common stock receive cash consideration for their Class A common stock in consummation of the Change in Control, the successor corporation may, in connection with the assumption or continuation of this Option, substitute one or more shares of its own common stock with a fair market value equivalent to the cash consideration paid per share of Class A common stock in such Change in Control, provided such common stock is readily tradable on an established U.S. securities exchange or market.

(d)    The term “Change in Control” shall have the meaning assigned to such term in Section 3.1 (e) of the Plan.

(e)    This Agreement shall not in any way affect the right of the Corporation to adjust, reclassify, reorganize or otherwise change its capital or business structure or to merge, consolidate, dissolve, liquidate or sell or transfer all or any part of its business or assets.

6.    Method of Exercising Option. Subject to the terms and conditions of this Agreement, the Option may be exercised by timely delivery to the Company of a written notice of exercise that shall become effective on the date received by the Company. The notice shall state Employee’s election to exercise the Option, the number of Option Shares for which the election to exercise has been made, the method of payment elected pursuant to Paragraph 7 hereof, and the exact name or names in which the purchased Option Shares are to be registered. Such notice shall be signed by the Employee and shall be accompanied by payment of the Exercise Price for the purchased Option Shares, except to the extent payment is to be made pursuant to the same day exercise and sale procedure set forth in clause (ii) of Paragraph 7. In the event the Option shall be exercised by a person or persons other than Employee pursuant to Paragraph 9(a) hereof, such notice shall be signed by such other person or persons and shall be accompanied by proof acceptable to the Company of the legal right of such person or persons to exercise the Option. All shares delivered by the Company upon exercise of the Option as provided herein shall be fully paid and non–assessable upon delivery.

7.    Method of Payment. Payment of the Exercise Price for the Option Shares purchased upon the exercise of this Option shall be made by Employee (i) in cash, (ii) through a broker–assisted same day exercise and sale procedure pursuant to which the broker shall immediately sell, on behalf of the Employee or such other person exercising the Option, all or a portion of the Option Shares acquired upon exercise of the Option and remit to the Company, on the settlement date for such sale, a sufficient amount of the sale proceeds to cover the Exercise Price payable for all the Option Shares purchased through such exercise and the applicable withholding taxes, (iii) through such other method permitted by the Committee or (iv) through any combination of the above.

8.    Termination of Employment.

(a)    Should Employee’s employment with the Company terminate for any reason other than for Cause or death or Disability, then Employee may, at any time within the three (3)–month period measured from the effective date of such termination of employment, exercise the Option for any or all of the Option Shares for which this Option is exercisable, in accordance with the Normal Vesting Schedule, the special vesting acceleration provisions of Paragraph 5 and/or the pro–rata vesting provisions of Paragraph 8(b), on the date of such termination of employment; provided, however, that in no event shall the Option, or any part thereof, be exercisable after the Expiration Date. Upon the expiration of such limited post–employment exercise period, this Option shall terminate and cease to be exercisable for any Option Shares.

(b)    Should Employee’s employment with the Company cease prior to the completion of the Normal Vesting Schedule by reason of an Involuntary Termination during one of the _____ (__) applicable installment vesting periods comprising that schedule and Employee deliver an effective and enforceable general release to the Company in accordance with the requirements of the Senior Executive Severance Pay Plan, then Employee shall thereupon vest in a portion of the Option Shares for which this Option would have otherwise vested and become exercisable upon the completion of the particular installment vesting period under Paragraph 4(a) in which such Involuntary Termination occurs had Employee in fact continued in the Company’s employ through the completion of that installment vesting period (the “Option Share Installment”). Such pro–ration shall be applied by multiplying the Option Share Installment by a fraction, the numerator of which is the number of months of employment with the Company actually completed by Employee during that installment vesting period (rounded up to the next whole month), and the denominator of which is twelve (12). For purposes of this Agreement, the term “Involuntary Termination” shall mean the Company’s unilateral termination of Employee’s employment for any reason other than a Termination for Cause; provided, however, in no event shall an Involuntary Termination be deemed to incur in the event Employee’s employment with the Company terminates by reason of his or her death or Disability (as defined in Paragraph 9(b) below).

(c)    Should Employee’s employment with the Company cease by reason of a Termination for Cause or should Employee engage in any act or omission that would constitute grounds for a Termination for Cause, then the Option shall immediately terminate and cease to be exercisable for any of the Option Shares. For purposes of this Agreement, the term “Termination for Cause” shall mean the Company’s termination of Employee’s employment for one or more of the following reasons:

(i)    repeated dereliction of the material duties and responsibilities of his or her position with the Company;

(ii)    misconduct, insubordination or failure to comply with the policies of the Company governing employee conduct and procedures;

(iii)    excessive lateness or absenteeism;

(iv)    conviction of or pleading guilty or nolo contendere to any felony involving theft, embezzlement, dishonesty or moral turpitude;

(v)    commission of any act of fraud against, or the misappropriation of property belonging to, the Company;

(vi)    commission of any act of dishonesty in connection with his or her responsibilities as an Employee that is intended to result in his or her personal enrichment or the personal enrichment of his or her family or others;

(vii)    any other misconduct adversely affecting the business or affairs of the Company; or

(viii)    a material breach of any agreement Employee may have at the time with the Company, including (without limitation) any proprietary information, non–disclosure or confidentiality agreement have the meaning assigned to such term in Section 3.1(d) of the Plan.

(d)    If Employee is employed on the Date of Grant in a capacity other than a faculty member, then Employee shall be deemed for purposes of this Paragraph 8 to have terminated employment upon the earlier of (i) the date he or she ceases for any reason to be employed by the Company or any Subsidiary or (ii) the first date on which Employee is employed by the Company or any Subsidiary solely in the capacity of a faculty member.

9.    Employee’s Death or Disability.

(a)    In the event of the Employee’s death while this Option is outstanding, this Option shall remain exercisable until the earlier of (i) the expiration of the twelve (12)–month period measured from the date of Employee’s death or (ii) the Expiration Date. During such limited exercise period, this Option may be exercised by (A) the representative or representatives of the Employee’s estate or by the person or persons entitled to do so under Employee’s last will and testament, (B) the Living Trust to which this Option is assigned in accordance with Paragraph 11 or, if Employee fails to make such a testamentary disposition or assignment of this Option and dies intestate, (C) the person or persons entitled to receive this Option under the applicable laws of descent and distribution, as the case may be. However, during such period this Option may not be exercised in the aggregate for more than the number of the Option Shares (if any) for which this Option is exercisable, in accordance with the Normal Vesting Schedule, the special vesting acceleration provisions of Paragraph 5 and/or the pro–rata vesting provisions of Paragraph 8(b), at the time of Employee’s termination of employment with the Company. Upon the expiration of such limited exercise period, this Option shall terminate and cease to be exercisable for any Option Shares. The Company shall have the right to require evidence satisfactory to it of the rights of any person or persons seeking to exercise the Option under this Paragraph 9(a).

(b)    In the event Employee’s employment terminates by reason of his or her Disability, then this Option may, at any time within the twelve (12)–month period measured from the date of such termination of employment, be exercised for any or all of the Option Shares for which this Option is exercisable, in accordance with the Normal Vesting Schedule, the special vesting acceleration provisions of Paragraph 5 and/or the pro–rata vesting provisions of Paragraph 8(b), on the date of such termination of employment; provided, however, that in no event shall the Option, or any part thereof, be exercisable after the Expiration Date. Upon the expiration of such limited exercise period, this Option shall terminate and cease to be exercisable for any Option Shares. For purposes of this Agreement, the term “Disability” shall have the meaning assigned to such term in Section 3.1(i) of the Plan.

10.    Cessation of Employment/Transfer of Employee.

(a)    Except to the extent (if any) specifically authorized by the Committee pursuant to an express written agreement with the Employee, this Option shall not vest or become exercisable for any additional Option Shares, whether pursuant to the Normal Vesting Schedule, the special vesting acceleration provisions of Paragraph 5 or the pro–rata vesting provisions of Paragraph 8(b), following the Employee’s termination of employment.

(b)    Except as otherwise provided in Paragraph 8(d) hereof, in the event Employee ceases to be an employee of the Company and becomes an employee of one of the Company’s subsidiaries as the result of a transfer, promotion or otherwise, the terms and provisions of this Option shall remain unchanged.

11.    Nontransferability. Except for the limited transferability provided under this Paragraph 11, this Option shall be neither transferable nor assignable by Employee other than by will or the laws of inheritance following Employee’s death and may be exercised, during Employee’s lifetime, only by Employee. However, this Option may be assigned in whole or in part during Employee’s lifetime to a Living Trust, and the assigned portion may only be exercised by that Living Trust. The terms applicable to the assigned portion shall be the same as those in effect for this option immediately prior to such assignment and shall be evidenced by an assignment agreement in form reasonably satisfactory to the Company. For purposes of this Paragraph 11, a Living Trust shall mean a revocable living trust established by Employee or by Employee and his or her spouse of which Employee is the sole trustee (or sole co–trustee with his or her spouse) and sole beneficiary (or sole co–beneficiary with his or her spouse) during Employee’s lifetime.

12.    Stockholder Rights. The holder of this Option shall not have any stockholder rights with respect to the Option Shares until such person shall have exercised the Option, paid the Exercise Price and become a holder of record of the purchased shares.

13.    Adjustments in Number of Option Shares and Exercise Price. In the event a stock dividend is declared upon the outstanding Class A common stock after the Date of Grant, the number of Option Shares then subject to this Option shall be increased proportionately and the Exercise Price per share shall be equitably adjusted by the Committee to reflect such stock dividend without any change in the aggregate Exercise Price therefor. Should any change be made to the Class A common stock by reason of any stock split, recapitalization, combination of shares, exchange of shares, spin–off transaction, extraordinary dividend or distribution or other change affecting the outstanding Class A common stock as a class without the Company’s receipt of consideration, or should the value of the outstanding shares of Class A common stock be substantially reduced as a result of a spin–off transaction or an extraordinary dividend or distribution, or should there occur any merger, consolidation or other reorganization, then equitable adjustments shall be made by the Committee to (i) the total number and/or class of securities subject to this Option and (ii) the Exercise Price payable per share, but without any change in the aggregate Exercise Price therefor. The adjustments shall be made in such manner as the Committee deems appropriate, and those adjustments shall be final, binding and conclusive upon Employee and any other person or persons having an interest in this Option. However, in the event of a Change of Control, the adjustments (if any) shall be made in accordance with the applicable provisions of Section 13.8 of the Plan governing Change of Control transactions and Paragraph 5 of this Agreement. Notwithstanding the above, the conversion of any convertible securities of the Company shall not be deemed to have been effected without the Company’s receipt of consideration.

14.    Delivery of Shares. No shares shall be delivered upon exercise of the Option until (i) the Exercise Price for those shares shall have been paid in full in the manner herein provided and (ii) all applicable taxes required to be withheld shall have been paid or withheld in full.

15.    Compliance with Laws and Regulations.

(a)    The exercise of this Option and the issuance of the Option Shares upon such exercise shall be subject to compliance by the Company and Employee with all applicable requirements of law relating thereto and with all applicable regulations of any stock exchange on which the Class A common stock may be listed for trading at the time of such exercise and issuance.

(b)    The inability of the Company to obtain approval from any regulatory body having authority deemed by the Company to be necessary to the lawful issuance and sale of any Class A common stock pursuant to this Option shall relieve the Company of any liability with respect to the non–issuance or sale of the Class A common stock as to which such approval shall not have been obtained. The Company, however, shall use its best efforts to obtain all such approvals.

(c)    The Company shall not be required to deliver any shares of the Company’s Class A common stock pursuant to the exercise of all or any part of the Option if, in the opinion of counsel for the Company, such issuance would violate the Securities Act of 1933 or any other applicable federal or state securities laws or regulations.

(d)    The applicable period of post–employment exercisability in effect pursuant to the provisions of Paragraph 8 or 9 of this Agreement shall automatically be extended by an additional period of time equal in duration to any interval within such post–employment exercise period during which the exercise of this Option or the immediate sale of the Option Shares acquired under this Option cannot be effected in compliance with the applicable registration requirements of federal and state securities laws, but in no event shall such an extension result in the continuation of this Option beyond the Expiration Date.

16.    Federal and State Taxes. Upon exercise of this Option, or any part thereof, Employee may incur certain liabilities for federal, state or local taxes, and the Company may be required by law to withhold such taxes for payment to the applicable taxing authorities. Employee may satisfy the payment of any federal, state, or local tax withholding amounts due as a result of the exercise of this Option by (i) delivering to the Company cash, a check or other form of payment permitted by the Committee in the aggregate amount required to satisfy such tax withholding amount or (ii) using a portion of the sale proceeds of the purchased Option Shares to satisfy such tax withholding amount, to the extent Employee exercises the Option pursuant to the sale and remittance procedure set forth in Paragraph 7 hereof.

17.    Definitions; Copy of Plan. To the extent not specifically provided herein, all capitalized terms used in this Agreement shall have the same meanings ascribed to them in the Plan is granted. By the execution of this Agreement, Employee acknowledges receipt of a copy of the Plan and the official prospectus for the Plan.

18.    Administration. This Agreement shall at all times be subject to the terms and conditions of the Plan and such Plan shall in all respects be administered by the Committee in accordance with the terms and provisions of the Plan. The Committee shall have the sole and complete discretion with respect to all matters reserved to it by the Plan and decisions of the Committee with respect thereto and to this Agreement shall be final and binding upon Employee (or any other person with an interest in this Option) and the Company. In the event of any conflict between the terms and conditions of this Agreement and the Plan, the provisions of the Plan shall control.

19.    Notices. Any notice required to be given or delivered to the Company under the terms of this Agreement shall be in writing and addressed to the Company at its principal corporate offices. Any notice required to be given or delivered to Employee shall be in writing and addressed to Employee at the most recent address then on file for Employee in the Company’s Human Resources Department. All notices shall be deemed effective upon personal delivery or upon deposit in the U.S. mail, postage prepaid and properly addressed to the party to be notified.

20.    Successors and Assigns. Except to the extent otherwise provided in this Agreement, the provisions of this Agreement shall inure to the benefit of, and be binding upon, the Company and its successors and assigns and Employee and the legal representatives, heirs and legatees of Employee’s estate.

21.    Continuation of Employment. This Agreement shall not be construed to confer upon Employee any right to continue in the employ of the Company (or any subsidiary) and shall not limit the right of the Company (or any employer subsidiary), in its sole discretion, to terminate the employment of Employee at any time.

22.    Obligation to Exercise. Employee shall have no obligation to exercise this Option in whole or in part.

23.    Proprietary Information and Intellectual Property Agreement. Employee accepts and agrees to comply with the terms of the Corporation’s Proprietary Information and Intellectual Property Agreement (“PIIPA”), attached hereto as Appendix A and incorporated herein by reference.

24.    Governing Law. This Agreement shall be interpreted and administered under the laws of the State of Arizona without resort to that State’s conflict–of–laws rules.

25.    Amendments. This Agreement may be amended only by a written agreement executed by the Company and Employee. The Company and Employee acknowledge that changes in federal tax laws enacted subsequent to the Date of Grant, and applicable to stock options, may provide for tax benefits to the Company or Employee. In any such event, the Company and Employee agree that this Agreement may be amended as necessary to secure for the Company and Employee any benefits that may result from such legislation. Any such amendment shall be made only upon the mutual consent of the parties, which consent (of either party) may be withheld for any reason.

26.    Employee Acceptance. Employee must accept the terms and conditions of this Agreement, including the PIIPA, either electronically through the electronic acceptance procedure established by the Company or through a written acceptance delivered to the Company in a form satisfactory to the

Company. In no event shall any Option Shares be exercisable under this Agreement in the absence of such acceptance.

IN WITNESS WHEREOF, the Company has caused this Agreement to be duly executed by its officers thereunto duly authorized and Employee has executed this Agreement as of the date first written above.

APOLLO GROUP, INC.	EMPLOYEE

By:___________________	___________________

Title: ________________

APPENDIX A

PROPRIETARY INFORMATION AND INTELLECTUAL PROPERTY
AGREEMENT

This Proprietary Information and Intellectual Property Agreement (“PIIPA”) confirms certain terms of my employment with Apollo Group, Inc., is a condition of my employment, and is a material part of the consideration for my employment by the Company. The headings contained in this PIIPA are for convenience only, have no legal significance, and are not intended to change or limit this PIIPA in any matter whatsoever. Capitalized terms not defined in this PIIPA have the meanings ascribed to them in the Company’s Intellectual Property Policy. I have read and agree to comply with such policy. I understand that the Intellectual Property Policy may be amended from time to time by the Company. I further understand and agree that I am obligated to comply with such amendments and will review this policy periodically to ensure that I am aware of such amendments. If there is any conflict between the terms of such policy and this PIIPA, the terms of this PIIPA will prevail.

A.    Definitions
1.    The “Company”
As used in this PIIPA, the “Company” refers to Apollo Group, Inc., each of its subsidiaries, parent companies, and successors and assigns. A subsidiary is any company that is directly or indirectly, wholly or partially, owned by Apollo Group, Inc. I recognize and agree that my obligations under this PIIPA and all terms of this PIIPA apply to me regardless of whether I am employed by or provide services to Apollo Group, Inc. or any subsidiary, parent company, successor or assign of Apollo Group, Inc.
2.    “Proprietary Information”
I understand that the Company possesses and will possess Proprietary Information which is important to its business. For purposes of this PIIPA, “Proprietary Information” is information that was or will be developed, created, or discovered by or on behalf of the Company, or which became or will become known by, or was or is conveyed to the Company. “Proprietary Information” includes information concerning the organization, business and finances of the Company or of any third party which the Company is under an obligation to keep confidential or that is maintained by the Company as confidential, including (without limitation):
a.the Company’s Lead List which is comprised of prospective students;

b.data and information on current and prospective corporate accounts, including, but not limited to, the identity of the corporate accounts, the decision makers or decision influencers, the buying criteria of the accounts and programs for those accounts;

c.information with respect to past, current and prospective merger, acquisition, disposition, joint venture and other transactions and opportunities, including, but not limited to, the identity of the transaction targets or prospects, the decision makers or decision influencers with respect to the transactions, the proposed terms and conditions of any such past, current or prospective transactions or opportunities, including the status thereof;

d.the management process, training materials, scripts, programs and preferred responses to features and benefits provided to enrollment counselors, academic counselors and finance counselors;

e.the certification training materials and processes for the certification of the Company’s student advisors (known as the ACU online learning system program), including, but not limited to, the tests taken, materials provided and course work;

f.the information and data contained in the Company’s enrollment data system, including all monthly enrollment reports;

g.salary, terms of employment, length of employment and performance review information on the faculty members and other employees of the Company, all business models and financial information, data and materials of the Company not otherwise available to the general public through the Company’s Annual Report or otherwise;

h.all market research or works for hire materials, including, but not limited to, industry data, demographics, company profiles and/or specific consumer behavior information, all monthly financial, statistical and operational information and reports, and all other information concerning enrollment by campus, profit and loss per campus and the terms of any lease;

i.all monthly financial statements, including, but not limited to, any materials prepared for the Board of Directors;

j.all internally developed source code and the techniques and processes embodied therein, including, but not limited to, modifications to existing source codes for student information systems (such as Galaxy, Campus Tracking, OSIRIS and eCampus), academic systems (such as rEsource and OnLine Learning System (OLS), proprietary modifications to packaged applications (such as PeopleSoft, Oracle Financials and ADP HRizon) and all future internally developed source code;

k.information provided to the Company from a third party under a non–disclosure agreement;

l.the “Personally Identifiable Information” of any individual that is known or accessible as a result of employment with the Company. “Personally Identifiable Information” includes, but is not limited to information that is directly associated with a specific person such as a name, address, telephone number, e–mail address, or information about activities directly linked to that person. It also includes, but is not limited to, “Education Records” as that term is defined in the Family Educational Rights and Privacy Act of 1974, as amended.

I understand and agree that my employment creates a relationship of confidence and trust between the Company and me with respect to Proprietary Information.
3.    “Company Documents and Materials”
I understand that the Company possesses or will possess “Company Documents and Materials” which are important to its business. For purposes of this PIIPA, “Company Documents and Materials” are documents or other media or tangible items that contain or embody Proprietary Information or any other information concerning the business, operations or plans of the Company, whether such documents, media or items have been prepared by me or by others.

“Company Documents and Materials” include (without limitation) blueprints, drawings, photographs, charts, graphs, notebooks, customer lists, computer disks, tapes, computer hard drives, floppy disks, CD ROMS, or printouts, sound recordings and other printed, typewritten or handwritten documents, sample products, prototypes and models and any information recorded in any other form whatsoever. “Company Documents and Materials” also include copies of any of the foregoing.
B.    Assignment of Rights and Confidentiality Requirements
All Proprietary Information is and shall be the sole property of the Company. I hereby grant and assign, and agree to grant and assign, to the Company any and all rights, title and interest I may have or acquire in such Proprietary Information.
At all times, both during my employment by the Company and after its termination, I will keep in confidence and trust and will not use or disclose any Proprietary Information or anything relating to it without the prior written consent of an officer of the Company as specified in the Company’s Schedule of Executive Authority (“SEA”), except as may be necessary in the ordinary course of performing my duties to the Company. I acknowledge that, without prejudice to any and all rights of the Company, an injunction is the only effective remedy to protect the Company’s rights and property as set out herein.
C.    Maintenance and Return of Company Documents and Materials
I agree to make and maintain adequate and current written records, in a form specified by the Company, of all inventions, trade secrets and works of authorship assigned or to be assigned to the Company pursuant to this PIIPA. All Company Documents and Materials are and shall be the sole property of the Company.
I agree that during my employment by the Company, I will not remove any Company Documents and Materials from the business premises of the Company or deliver any Company Documents and Materials to any person or entity outside the Company, except in connection with performing the duties of my employment. I further agree that, immediately upon the termination of my employment by me or by the Company for any reason, or during my employment if so requested by the Company, I will return all Company Documents and Materials, apparatus, equipment and other physical property, or any reproduction of such property, excepting only (i) my personal copies of records relating to my compensation; (ii) my personal copies of any materials previously distributed generally to stockholders of the Company; and (iii) my copy of this PIIPA.
D.    Disclosure of Intellectual Property to the Company
I will promptly disclose in accordance with the Company’s Intellectual Property Policy, all Company Intellectual Property (as defined below) which includes (without limitation) all software programs or subroutines, source or object code, algorithms, improvements, inventions, works of authorship, trade secrets, technology, designs, formulas, ideas, processes, techniques, know–how and data, whether or not patentable, and any other property subject to legal protection by patents, copyrights, trademarks, and/or trade secrets, or which may become subject to legal protection hereafter, whether or not they were, are, or will be so protected, which are made or discovered or conceived or reduced to practice or developed by me, either alone or jointly with others, during the term of my employment.
I will also disclose in accordance with the Company’s Intellectual Property Policy, all Company Intellectual Property made, discovered, conceived, reduced to practice, or developed by me within six (6) months after the termination of my employment with the Company which resulted, in whole or in part, from my prior employment by the Company. Such disclosures shall be received by the Company in confidence

(to the extent such Company Intellectual Property are not assigned to the Company pursuant to Section (E) below) and do not extend the assignment made in Section (E) below.
I agree to disclose Company Intellectual Property to the Company upon the first to occur of:
1.    Creation;
2.    A request by Intellectual Property (“IP”) Counsel, as appointed by the Company’s General Counsel, or a designee of IP Counsel;
3.    As required by any applicable External Sponsor contract, by this Agreement, or by any other Company policy;
4.    A determination is made by me that the Company or an External Sponsor may have an interest in the Intellectual Property.
I understand and agree that my disclosure of the creation of Company Intellectual Property must occur prior to any discussions or actions involving the Commercial Application of Company Intellectual Property and prior to any non–confidential presentation or other public release of the Company Intellectual Property. “Commercial Application of Intellectual Property” means any application of Intellectual Property in which an Employee or the Company intends to obtain, or is likely to receive, economic gain from the use or disposition of the Intellectual Property.
I further agree to disclose promptly to IP Counsel any potentially unauthorized use of Company Intellectual Property by a third party.
Notwithstanding any other provision of this Agreement to the contrary, this Agreement does not obligate me to assign to the Company any of my rights in Intellectual Property that does not qualify as Company Intellectual Property. “Company Intellectual Property” is Intellectual Property that: (a) is created in the scope of my employment; (b) is developed, in whole or in part, by the use of Company Resources (excluding resources accessed and used entirely as part of a student or faculty academic endeavor at any subsidiary); (c) relates to the business of the Company or to the Company’s actual or demonstratably anticipated strategies, plans or research and development; or (d) contains Company Proprietary Information. Company Resources include, but are not limited to the following resources owned or controlled by Apollo Group, Inc., or a subsidiary: facilities, computers, research funding, resources for asynchronous or distance learning programs, paid time within the employment period, assistance of support staff, telecommunication services, central computing resources, instructional or graphic design or other production services, Company trade secret information, and any other equipment, technologies or facilities.
E.    Right to New Ideas
1.    Assignment of Intellectual Property to the Company
I agree that all Company Intellectual Property that I make, discover, conceive, reduce to practice or develop (in whole or in part, either alone or jointly with others) during my employment shall be the sole property of the Company to the maximum extent permitted by applicable law. However, any Intellectual Property that I make, discover, conceive, reduce to practice or develop (in whole or in part, either alone or jointly with others) during my employment shall not be the sole property of the Company so long as such Intellectual Property does not qualify as Company Intellectual Property.

The Company shall be the sole owner of all patents, patent rights, copyrights, trade secret rights, trademark rights and all other intellectual property or other rights in connection with Company Intellectual Property. I hereby assign and agree to assign to the Company any and all rights, title and interest I may have or acquire in Company Intellectual Property.
I agree to receive written approval from IP Counsel prior to incorporating, in any manner or fashion, any Intellectual Property not fully–owned by the Company into Company Intellectual Property.
If I incorporate any Intellectual Property in which I have an interest into Company Intellectual Property or any Company product, service, or process, I hereby grant and agree to grant to the Company a royalty–free, fully paid–up, irrevocable, perpetual, sublicensable, worldwide license to make, have made, modify, use, market, sell and distribute any such Intellectual Property as part of or in connection with Company Intellectual Property or Company product, service or process in any media now known or later developed.
Furthermore, if I incorporate, without prior written approval, any Intellectual Property in which any party other than the Company has an interest into Company Intellectual Property or any Company product, service, or process, I agree to indemnify the Company for any consequences of such incorporation.
2.    Works Made for Hire
I further acknowledge and agree that Company Intellectual Property, including (without limitation) any computer programs, programming documentation, and other works of authorship, are “works made for hire” for purposes of the Company’s rights under copyright laws. I hereby assign and agree to assign to the Company any and all rights, title and interest I may have or acquire in such works made for hire.
3.    Cooperation
I agree to perform, during and after my employment, all acts deemed necessary or desirable by the Company to permit and assist it, at the Company’s expense, in further evidencing and perfecting the assignments made to the Company under this PIIPA and in obtaining, maintaining, defending and enforcing patents, patent rights, copyrights, trademark rights, trade secret rights or any other rights in connection with Company Intellectual Property and improvements thereto in any and all jurisdictions. Such acts may include (without limitation) execution of documents and assistance or cooperation in legal proceedings. I hereby irrevocably designate and appoint and agree to appoint the Company and its duly authorized officers and agents, as my agents and attorneys to act for and on my behalf and instead of me, to execute and file any documents, applications or related findings and to do all other lawfully permitted acts in the same manner as I could do to further the purposes set forth above in this Subsection 3, including (without limitation) the perfection of assignment and the prosecution and issuance of patents, patent applications, copyright applications and registrations, trademark applications and registrations or other rights in connection with Company Intellectual Property and improvements thereto with the same legal force and effect as if executed by me.
4.    Assignment or Waiver of Moral Rights
Any assignment of copyright hereunder (and any ownership of a copyright as a work made for hire) includes all rights of paternity, integrity, disclosure and withdrawal and any other rights that may be known as or referred to as “moral rights” in applicable copyright or other legislation (collectively “Moral Rights”). To the extent such Moral Rights cannot be assigned under applicable law of a jurisdiction, and to the extent the following is allowed by the laws in the various jurisdictions where Moral Rights exist, I hereby waive the whole of my Moral Rights in any work and warrant that any work created by me is original.

5.    List of Intellectual Property
I have attached hereto as Exhibit A a complete list of all Intellectual Property or improvements to which I claim ownership and that I desire to remove from the operation of this PIIPA (except for the license granted in Section (E)(1) above), and I acknowledge and agree that such list is complete. If no such list is attached to this PIIPA, I represent that I have no such Intellectual Property at the time of signing this PIIPA.
F.    Company Authorization for Publication
Prior to my submitting or disclosing for possible non–confidential publication or dissemination outside the Company any material prepared by me that incorporates information that concerns the Company’s Intellectual Property or its business or anticipated research, I agree to deliver a copy of such material to an officer of the Company as specified in the SEA for his or her review and written consent. I agree to make such deletions and revisions as are reasonably requested by the Company to protect its Proprietary Information and Intellectual Property.
G.    Former Employer’s and Others’ Information
I represent that my performance of all the terms of this PIIPA does not and will not breach any agreement to keep in confidence proprietary information, knowledge or data acquired or developed by me in confidence or in trust prior to my employment by the Company.
I agree that I will not disclose to the Company, or use in the performance of my duties and responsibilities as an employee of the Company, any trade secrets or confidential or proprietary information or material belonging to any previous employers or other person or entity.
H.    Competition; Non–Solicitation of Employees
I agree that (a) during the term of my employment by the Company, I will not engage in any employment or business activity that is competitive with, or which could conflict with my employment by the Company without first disclosing such activity to the Company and obtaining its express written approval, which may be denied in the Company’s sole discretion, and (b) for the period of my employment by the Company and for one (1) year thereafter, I will not, either directly or indirectly, solicit, attempt to solicit, or assist in the solicitation of any employee, independent contractor, or consultant of the Company for whom I had managerial responsibility, to whom I reported, with whom I participated on Company teams or projects, or about whom I gained confidential salary or performance information, to terminate his or her relationship with the Company. If there is a conflict between this provision and any restrictive covenants contained in any employment agreement executed by me and the Company, the provisions of the employment agreement will govern.
I.    At–Will Employment
I understand that my employment with the Company is not for a definite term and either I or the Company can terminate the employment relationship at any time, with or without cause or advance notice, subject to any severance benefits to which I may become entitled to pursuant to the provisions of any employment agreement in effect at the time between me and the Company. The terms of this Agreement survive the termination of employment as provided for herein.
J.    Reformation and Severability

I agree that if any provision, or portion of a provision, of this Agreement is deemed unenforceable by reason of the scope, extent or duration of its coverage, then such provision shall be deemed amended to the extent necessary to conform to applicable law so as to be valid and enforceable. Should any provision, or portion of a provision, of this Agreement be deemed unenforceable for any other reason, such unenforceability will not affect any other provision, or portion of a provision, of this Agreement and this Agreement shall be construed as if such unenforceable provision, or portion of provision, had never been contained herein.
K.    Authorization for Post–Termination Notification of Obligations under PIIPA
I hereby authorize the Company to notify any person or entity with whom I become employed, or to whom I provide services, following the termination of my employment with the Company of my ongoing obligations under this PIIPA.
L.    Entire Agreement
This PIIPA sets forth the entire agreement and understanding between the Company and me relating to the subject matters covered therein, and this PIIPA merges, cancels, supersedes and replaces all prior discussions between us, including (without limitation) any and all statements, representations, negotiations, promises or agreements relating to the subject matters covered by this PIIPA that may have been made by any officer, employee or representative of the Company. Furthermore, any subsequent change(s) to my job duties, responsibilities, title, reporting level or relationship, compensation, benefits, regular place of employment or any other term or condition of my employment with the Company shall not affect the validity or scope of this Agreement which shall remain in full force and effect notwithstanding any such change(s).
M.    Effective Date
This Agreement shall be effective as of the first day of my employment with the Company and shall be binding upon me, my heirs, executors, assigns and administrators and shall inure to the benefit of the Company.
N.    Governing Law
Although I may work for the Company outside of Arizona or the United States, I understand and agree that this Agreement will be interpreted and enforced in accordance with the laws of the State of Arizona.
I HAVE READ THIS PIIPA CAREFULLY, AND I UNDERSTAND AND ACCEPT THE OBLIGATIONS THAT IT IMPOSES UPON ME WITHOUT RESERVATION.
I SIGN THIS PIIPA FREELY AND VOLUNTARILY, WITHOUT COERCION OR DURESS.

Date:
Employee Signature

Employee Name [Please Print]

For Apollo Group, Inc.:

Brian L. Swartz
SVP and CFO

EXHIBIT A

1.
The following is a complete list of all Intellectual Property relevant to the subject matter of my employment by the Company that have been made or discovered or conceived or first reduced to practice by me or jointly with others prior to my employment by the Company that I desire to remove from the operation of the Company’s Proprietary Information and Intellectual Property Agreement (“PIIPA”), except for the license granted in Section (E)(2) of the PIIPA:

No Intellectual Property.

See below:

See _____ (#) additional sheets attached.

2.	I propose to bring to my employment the following materials and documents of a former employer or other person/entity:

No materials or documents

See below:

See ____ (#) additional sheet(s) attached:

Date:
Employee Signature